Exhibit 99.1

JAGGED PEAK ENERGY INC. ANNOUNCES THE ADDITION OF ADRIANNA C. MA TO ITS BOARD OF DIRECTORS

Denver, Colorado (July 25, 2019) – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) announced today the election of Adrianna C. Ma to Jagged Peak’s Board of Directors. Ms. Ma’s election brings the number of directors to ten.

Ms. Ma is the Managing Partner of Haleakala Holdings LLC, her personal investment firm. From 2015 until 2019, Ms. Ma was a managing partner of Fremont Group, a single-family investment firm where she oversaw a portfolio that consisted of externally-managed funds as well as public and private securities. Prior to that, Ms. Ma was a managing director of General Atlantic LLC, where she spent ten years investing in and serving on the boards of directors of technology-enabled growth companies globally. Before joining General Atlantic, she was an investment banker in Morgan Stanley’s Mergers, Acquisitions, and Restructuring Department. Previously, she was a project manager at the network server division of Hewlett-Packard Company. Ms. Ma is a director of Applied Materials, Inc. (NASDAQ: AMAT) where she chairs the Investment Committee and is a member of the Audit Committee and Corporate Governance and Nominating Committee. She is also involved with a number of educational and not-for-profit organizations. She serves on the board of directors of the MIT Investment Management Company, which oversees MIT’s endowment, and the UCSF Foundation Investment Company. She also serves on visiting committees of the MIT Corporation and on the MIT Media Lab’s Advisory Council. Ms. Ma is a Trustee of The Nature Conservancy’s California Board and a life member of the Council on Foreign Relations. Ms. Ma received a BS in electrical science and engineering and an ME in electrical engineering and computer science from MIT. She also received an MBA from Harvard Business School. Ms. Ma is a 2012 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

“We are excited to welcome Adrianna to the Jagged Peak board of directors,” said Charles D. Davidson, Chairman of the Board. “She’s an established investor and thought leader whose diverse financial and technology expertise will greatly contribute to Jagged Peak’s continued success. Her insights into the public markets and broad investment experience will be invaluable as the Company builds upon its premier position in the Delaware Basin located within the greater Permian Basin.”

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contact

James Edwards
Director, Investor Relations
jedwards@jaggedpeakenergy.com
720-215-3754